Exhibit 99.1

Tri-Tech Holding Shareholders Elect Five New Board Members and

Re-Elect One Board Member

Beijing, China – November 19, 2010 – Tri-Tech Holding Inc. (Nasdaq: TRIT), a premier Chinese company that provides leading turn-key solutions in China for water resources, water and wastewater treatment, industrial safety and the pollution control markets, announced that at its annual meeting of shareholders held by webcast today, the company’s shareholders elected Mr. Peter Zhuo and Mr. Da-Zhuang Guo as Class I directors; CFO Peter Dong as a Class II director; and President Phil Fan and Co-President Gavin Cheng as Class III directors. Shareholders also re-elected Mr. Robert W. Kraft as a Class I director.

Director David Hu chose not to stand for re-election. The company thanks him for his service.

In addition, shareholders ratified the appointment of Bernstein & Pinchuk LLP as the company’s independent registered public accounting firm for the fiscal year ending December 31, 2010.

New to the company are Mr. Peter Zhuo and Dr. Da-Zhuang Guo.

Mr. Peter Zhuo has over 16 years of financial and accounting work experience. Since June 2007 Mr. Zhuo has served as vice president and chief accounting officer of Vanceinfo Technology Inc. He is a China Certified Public Accountant and has also passed the U.S. CPA exam and the China Bar exam. He obtained a bachelor’s degree with a major in international accounting from the Central University of Finance & Economics in China and a Master of Law degree from the University of Southern California, Gould School of Law.

Dr. Da-Zhuang Guo has over 15 years of senior level management experience in the Asia Pacific region. Dr. Guo has served as the General Manager of Net Beat Group Limited, an energy and utilities consulting company since 2006. Dr. Guo obtained a bachelor’s degree in engineering and control instruments from the Beijing University of Chemical Technology and a Ph.D. in computer aided process engineering for chemical engineering from the University of Queensland, Australia.

Tri-Tech CEO Mr. Warren Zhao said, “With the addition of Mr. Peter Zhuo and Dr. Da-Zhuang Guo to our board of directors, we have further strengthened the top level of leadership of our company providing us with substantial additional expertise and experience. President Phil Fan, Co-President Gavin Chen and CFO Peter Dong as directors will continue to help provide ongoing strategic direction and oversight in addition to their day-to-day managerial and operational responsibilities. We are also very pleased that Mr. Robert Kraft will continue to play a major role in our board’s activities. We have consistently placed major emphasis on recruiting and providing opportunities for the very best people. We will continue to build our business in this manner. We believe this is an essential element in our goals to build a strong, profitable company and to grow shareholder value.”

About Tri-Tech Holding Inc.

Tri-Tech designs customized sewage treatment and odor control systems for China’s municipalities and larger cities. These systems combine software, information management systems, resource planning and local and distant networking hardware that includes sensors, control systems, programmable logic controllers, supervisory control and data acquisition systems (SCADA). The company also designs systems that track natural waterway levels for drought control, monitor groundwater quality and assist the government in managing its water resources. The company is also moving into the industrial safety and pollution control market. Tri-Tech owns 15 software copyrights and two technological patents and employs over 200 people. Please visit http://www.Tri-Tech.cn for more information.

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This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. These statements are subject to uncertainties and risks including, but not limited to, product and service demand and acceptance, changes in technology, economic conditions, the impact of competition and pricing, government regulation, and other risks contained in reports filed by the company with the Securities and Exchange Commission. All such forward-looking statements, whether written or oral, and whether made by or on behalf of the company, are expressly qualified by the cautionary statements and any other cautionary statements which may accompany the forward-looking statements. In addition, the company disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date hereof.

Investor Contact:

Hawk Associates

Frank Hawkins

305-451-1888

tritech@hawkassociates.com